EXHIBIT 99.1

KBR Announces Strong Third Quarter 2022 Financial Results
Delivers Excellent Progress Toward 2025 Long-Term Targets

•Outstanding earnings delivering quarterly net income attributable to KBR of $74 million; $171 million adj. EBITDA1, 11% adj. EBITDA1 margins; diluted EPS of $0.49 and adj. EPS1 of $0.65
•Expanding capital base with robust quarterly operating cash flow of $122 million; 111% free cash conversion
•Growing platform of long-term, strategic programs; $2.7 billion of bookings and options in the quarter
•Raising FY 2022 earnings and operating cash flow guidance

HOUSTON, TX - October 26, 2022 - KBR, Inc. (NYSE: KBR) today announced its third quarter 2022 financial results and raised its FY 2022 financial guidance.
"The people of KBR have once again delivered a strong quarter with excellent earnings and cash flow, outstanding operational and safety performance, and exciting new contract wins," said Stuart Bradie, President and CEO of KBR. "With awards in the quarter spanning the development of NASA's next gen space suits to technology innovation that will increase the world's low-carbon clean ammonia capacity, KBR continues to deliver solutions that matter."

Bradie also attributed positive performance to favorable tailwinds stemming from areas of increasing global importance, including national security, energy security, energy transition, and climate change.

"Our clients are accelerating investment in solutions and technologies to advance their priorities related to these critical challenges, and this acceleration translated directly to the profitable growth, strong margins, and solid cash generation we report today," Bradie said. "We have a fantastic ballast of stable, long-term programs that afford tremendous multi-year visibility as well as exciting high-growth opportunities that favor our sustainable solutions and technologies. As such, we are pleased to announce an increase in our FY 2022 earnings and cash guidance and have growing confidence in our 2025 targets."

Summarized Third Quarter 2022 Financial Results

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in millions, except share data	2022	2021*	2022	2021*
Revenues	$1,626	$1,843	$4,956	$4,840
Gross profit	$225	$193	$622	$568
Net income (loss) attributable to KBR	$74	$57	$97	$(43)
Adjusted EBITDA[1]	$171	$162	$511	$453
Earnings (loss) per share:
Diluted earnings (loss) per share	$0.49	$0.38	$0.65	$(0.30)
Adjusted earnings per share[1]	$0.65	$0.64	$2.03	$1.71
Cash flows:
Operating cash flows	$122	$122	$336	$276
Adjusted operating cash flows[1]	$122	$122	$336	$287
Adjusted free cash flows[1]	$102	$116	$297	$265
Deployable free cash flows[1]	$102	$116	$547	$265
*As adjusted for the adoption of ASU 2020-06 using the full retrospective method
1 See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measure

Financial Highlights for the Quarter Ended September 30, 2022
•Revenue of $1.6 billion in the quarter declined 12% compared to the same period in 2021 primarily attributable to the completion of work associated with the Operations Allies Welcome (OAW) program in early 2022 that commenced in 3Q'21. Excluding OAW, revenue increased ~$165 million or 11%, 8% organic, attributable to increased activity to support exercises, training and other activities in the European Command, the acquisition of Frazer-Nash in October 2021, and increased revenues in Sustainable Technology Solutions (STS) primarily from engineering and professional services and technology licensing.
•For the quarter ended September 30, 2022, net income attributable to KBR increased to $74 million; diluted earnings per share increased to $0.49; adj. EBITDA1 increased to $171 million; and adj. EBITDA1 margins expanded to 11%.
◦Government Solutions (GS) delivered excellent earnings and adj. EBITDA1 margins of 10% in the quarter. GS earnings continue to benefit from favorable mix, strong project execution, excellent customer performance scores in challenging technical areas that reflect high client satisfaction, and core revenue growth.
◦STS delivered excellent earnings and adj. EBITDA1 margins of 20% in the quarter. STS earnings reflect strong end markets, superior technology offerings, highly sought-after engineering solutions and favorable mix. Margins were positively impacted by achievement of licensing milestones in the quarter as well as growing contributions from an LNG project.
◦Outstanding operating results substantially offset the impact of the strengthening U.S. dollar across our international operations, primarily in the UK and Australia.
◦Interest expense increased in the quarter primarily attributable to higher market interest rates on our variable-rate debt.
◦Increasing rates were significantly mitigated by the company's interest rate hedging program that achieves a fixed interest rate on a substantial portion of the company's borrowings.

Recent Developments and New Business
Delivered 1.3x trailing-twelve-months book-to-bill2 as of September 30, 2022, including $2.7 billion of awards and options in the quarter, as follows:
•Won a technology contract for a low-carbon blue ammonia project for OCI NV in the U.S.; KBR will provide its innovative proprietary technology, basic engineering design, proprietary equipment and catalyst;
•Won a technology contract for a Hydro-PRT® plastics circularity project for GS Caltex to convert waste plastics back into raw material feedstocks to achieve total circularity;
•Won a new $150+ million 5-year IAC-MAC task order to modernize, upgrade and digitize an analog DOD platform with a digital, modular open system architecture solution;
•Won a contract to lead research and development for self-defending, self-recovering cyber defense concepts in support of the UK Ministry of Defence;
•As part of the Axiom team, won the first task order totaling $229 million on NASA’s 10-year xEVAS program to build the next generation astronaut spacesuits to support the Artemis lunar missions; and
•Xandar LLC, a KBR joint venture, won a $4.8 billion ceiling multiple-award for the National Air and Space Intelligence Center to support research and development of new and existing hardware, systems and software capabilities enabling scientific and technical intelligence production through 2033.

Capital Deployment
KBR continues to employ a balanced approach to capital allocation, which includes investments that facilitate sustainable, long-term growth and prudent return of capital to shareholders. In the quarter ended September 30, 2022, the company generated $122 million of operating cash flows.
•In the quarter ended September 30, 2022, KBR returned capital to shareholders through the repurchase of $50 million of its common shares, inclusive of share repurchases to satisfy requirements of equity compensation plans, and paid $17 million in shareholder dividends.
1 See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measure
2 Consistent with our practice, book-to-bill excludes long-term UK PFIs

•The company replenished and increased the ceiling of its share repurchase authorization to $500 million.
~~•~~In August 2022, the company completed its acquisition of VIMA Group, a leading UK digital transformation company serving defense clients, for an agreed-upon purchase price of $82 million (cash paid at closing of $75 million). VIMA Group supports clients by delivering solutions across a number of large-scale, high-priority digital transformation programs that ensure availability of effective digital and information technology as guided by the UK's Digital Strategy for Defence. VIMA Group is a trusted advisor and a top-five supplier to Defence Digital and Navy Digital – both organizations within the UK Ministry of Defence with a number of highly strategic, fast-growing programs.

FY 2022 Guidance
KBR combines deep mission understanding, market-leading expertise and technology and unwavering operational focus to deliver solutions that help solve our clients’ most complex issues. Our 2022 financial guidance is underpinned by favorable market tailwinds, good bookings momentum, strong year-to-date results through September 30, 2022, and potential favorable discrete tax benefits in fourth quarter 2022. KBR updates and/or increases its FY 2022 guidance as follows:
•Consolidated revenue: $6.5 billion to $6.7 billion (narrowed)
•Adjusted EBITDA1 margin: ~10%
•Effective tax rate: 23% to 24% (lowered)
•GAAP earnings per share (EPS): $1.11 to $1.16 (updated); adjusted EPS1: $2.60 to $2.65 (raised midpoint);
•GAAP operating cash flow (OCF): $345 million to $370 million (raised midpoint); adjusted OCF1: $375 million to $400 million (raised midpoint)

Conference Call Details
The company will host a conference call to discuss its third quarter 2022 financial results and updated guidance on Wednesday, October 26, 2022, at 7:30 a.m. Central Daylight Time. The conference call will be webcast simultaneously through the Investor Relations section of KBR’s website at investors.kbr.com. A replay of the webcast will be available shortly after the call on KBR’s website or by telephone at +1.929.458.6194, passcode: 379276.

About KBR
We deliver science, technology and engineering solutions to governments and companies around the world. KBR employs approximately 28,000 people worldwide with customers in more than 80 countries and operations in 34 countries. KBR is proud to work with its customers across the globe to provide technology, value-added services, and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

1 See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measure

Forward-Looking Statements
The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the ongoing conflict between Russia and Ukraine and the related impacts on our business as we wind down our business operations in Russia; the significant adverse impacts on economic and market conditions of the COVID-19 pandemic and the company's ability to respond to the resulting challenges and business disruption; the recent dislocation of the global energy market; the company's ability to manage its liquidity; the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; changes in capital spending by the company's customers; the company's ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company's ability to control its cost under its contracts; claims negotiations and contract disputes with the company's customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; the possibility of cyber and malware attacks; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

The company's most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that the company has identified that may affect its business, results of operations and financial condition. Except as required by law, the company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact:
Investors
Jamie DuBray
Vice President, Investor Relations
713-753-2133
Investors@kbr.com

Media
Philip Ivy
Vice President, Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.
Condensed Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021[1]	2022	2021[1]
Revenues:
Government Solutions	$1,293	$1,555	$4,064	$3,950
Sustainable Technology Solutions	333	288	892	890
Total Revenues	$1,626	$1,843	$4,956	$4,840
Gross profit	$225	$193	$622	$568
Equity in earnings (losses) of unconsolidated affiliates	$5	$(1)	$(103)	$(175)
Selling, general and administrative expenses	$(103)	$(91)	$(315)	$(283)
Acquisition and integration related costs	(1)	(3)	(2)	(7)
Gain on disposition of assets and investments	—	3	22	1
Other	(1)	—	(3)	(2)
Operating Income:
Government Solutions	$105	$114	$351	$277
Sustainable Technology Solutions	$56	$23	$(18)	$(71)
Other	$(36)	$(36)	$(112)	$(104)
Total Operating Income	$125	$101	$221	$102
Interest expense	(23)	(20)	(64)	(59)
Unrealized gain on cost method investment	—	—	16	—
Other non-operating income (expense)	(2)	(1)	3	(2)
Income before income taxes	$100	$80	$176	$41
Provision for income taxes	(27)	(20)	(79)	(77)
Net income (loss)	$73	$60	$97	$(36)
Less: Net income (loss) attributable to noncontrolling interests	(1)	3	—	7
Net income (loss) attributable to KBR	$74	$57	$97	$(43)
Adjusted EBITDA[2]	$171	$162	$511	$453
Diluted EPS	$0.49	$0.38	$0.65	$(0.30)
Adjusted EPS[2,3]	$0.65	$0.64	$2.03	$1.71
1 As adjusted for the adoption of ASU 2020-06 using the full retrospective method
[2] See additional information at the end of this release regarding non-GAAP financial information, including a reconciliation to the nearest GAAP measure
[3] Diluted EPS is calculated using a share count of 156 million for the three- and nine-month periods ended September 30, 2022. Diluted EPS is calculated using a share count of 154 million and 141 million for the three- and nine-month periods ended September 30, 2021. Adjusted EPS is calculated using a share count of 142 million shares outstanding for the three- and nine-month periods ended September 30, 2022. Adjusted EPS is calculated using a share count of 140 million and 141 million shares outstanding for the three- and nine-month periods ended September 30, 2021, respectively.

KBR, Inc.
Condensed Consolidated Balance Sheets
(In millions, except share data)

	September 30,	December 31,
	2022	2021[1]
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$461	$370
Accounts receivable, net of allowance for credit losses of $8 and $13, respectively	909	1,411
Contract assets	230	224
Other current assets	119	147
Total current assets	1,719	2,152
Claims and accounts receivable	29	30
Property, plant, and equipment, net of accumulated depreciation of $409 and $431 (including net PPE of $14 and $19 owned by a variable interest entity), respectively	146	136
Operating lease right-of-use assets	167	158
Goodwill	2,056	2,060
Intangible assets, net of accumulated amortization of $313 and $291, respectively	633	708
Equity in and advances to unconsolidated affiliates	177	576
Deferred income taxes	184	231
Other assets	243	153
Total assets	$5,354	$6,204
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$557	$1,026
Contract liabilities	289	313
Accrued salaries, wages and benefits	322	317
Operating lease liabilities	45	41
Other current liabilities	176	178
Total current liabilities	1,389	1,875
Pension obligations	15	88
Employee compensation and benefits	100	111
Income tax payable	90	95
Deferred income taxes	68	70
Long-term debt	1,722	1,875
Operating lease liabilities	196	188
Other liabilities	205	219
Total liabilities	3,785	4,521
Commitments and Contingencies
KBR shareholders' equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value 300,000,000 shares authorized, 180,737,832 and 179,983,586 shares issued, and 138,082,991 and 139,786,136 shares outstanding, respectively	—	—
PIC	2,228	2,206
Retained earnings	1,334	1,287
Treasury stock, 42,654,841 shares and 40,197,450 shares, at cost, respectively	(1,065)	(943)
AOCL	(934)	(881)
Total KBR shareholders' equity	1,563	1,669
Noncontrolling interests	6	14
Total shareholders' equity	1,569	1,683
Total liabilities and shareholders' equity	$5,354	$6,204
1 As adjusted for the adoption of ASU 2020-06 using the full retrospective method

KBR, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2022	2021[1]
Cash flows from operating activities:
Net income (loss)	$97	$(36)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	99	114
Equity in losses of unconsolidated affiliates	103	175
Deferred income tax	49	40
Gain on disposition of assets	(22)	(1)
Unrealized gain on cost method investment	(16)	—
Other	24	31
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for credit losses	475	(341)
Contract assets	(11)	(50)
Accounts payable	(440)	397
Contract liabilities	(3)	(41)
Accrued salaries, wages and benefits	16	41
Payments on operating lease obligation	(44)	(46)
Payments from unconsolidated affiliates, net	14	18
Distributions of earnings from unconsolidated affiliates	57	37
Pension funding	(32)	(35)
Restructuring reserve	(9)	(20)
Other assets and liabilities	(21)	(7)
Total cash flows provided by operating activities	336	276
Cash flows from investing activities:
Purchases of property, plant and equipment	$(39)	$(22)
Proceeds from sale of assets or investments	60	44
Return of (investments in) equity method joint ventures, net	198	(13)
Acquisition of businesses, net of cash acquired	(73)	(14)
Investment in cost method investment	(61)	(7)
Acquisition of technology license	—	(7)
Other	1	(3)
Total cash flows provided by (used in) investing activities	86	(22)
Cash flows from financing activities:
Payments on short-term and long-term debt	(12)	(15)
Payments on revolving credit facility	(97)	—
Payments of dividends to shareholders	(49)	(45)
Net proceeds from issuance of common stock	5	11
Payments to reacquire common stock	(124)	(57)
Distributions to noncontrolling interests	(4)	(23)
Other	(9)	(11)
Total cash flows used in financing activities	(290)	(140)
Effect of exchange rate changes on cash	(41)	—
Increase in cash and cash equivalents	91	114
Cash and cash equivalents at beginning of period	370	436
Cash and cash equivalents at end of period	$461	$550
Noncash financing activities
Dividends declared	$16	$15
1 As adjusted for the adoption of ASU 2020-06 using the full retrospective method

KBR, Inc.
Backlog Information (a)
(In millions)
(Unaudited)

	September 30,	December 31,
	2022	2021
Government Solutions	$11,323	$12,628
Sustainable Technology Solutions	4,011	2,345
Total backlog	$15,334	$14,973
Award options	4,437	4,732
Total backlog and options	$19,771	$19,705

(a)Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by our consolidated and unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate over the contract period due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the expected value of our services on each project in backlog.

We define backlog, as it relates to U.S. government contracts, as our estimate of the remaining future revenue from existing signed contracts over the remaining base contract performance period (including customer approved option periods) for which work scope and price have been agreed with the customer. We define funded backlog as the portion of backlog for which funding currently is appropriated, less the amount of revenue we have previously recognized. We define unfunded backlog as the total backlog less the funded backlog. Our Government Solutions backlog does not include any estimate of future potential delivery orders that might be awarded under our government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts, or other multiple-award contract vehicles nor does it include option periods that have not been exercised by the customer.

Within our Government Solutions business segment, we calculate estimated backlog for long-term contracts associated with the UK government's privately financed initiatives (PFIs) based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.

We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated backlog. As these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $3.7 billion at September 30, 2022, and $2.6 billion at December 31, 2021.

We estimate that as of September 30, 2022, 37% of our backlog will be executed within one year. Of this amount, 76% will be recognized in revenues on our condensed consolidated statement of operations and 24% will be recorded by our unconsolidated joint ventures. As of September 30, 2022, $75 million of our backlog relates to active contracts that are in a loss position.

As of September 30, 2022, 10% of our backlog was attributable to fixed-price contracts, 38% was attributable to PFIs, 27% was attributable to cost-reimbursable contracts, and 25% was attributable to time-and-materials contracts. For contracts that contain fixed-price, cost-reimbursable, and time-and-materials components, we classify the individual components as either fixed-price, cost-reimbursable, or time-and-materials according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of September 30, 2022, $8.1 billion of our Government Solutions backlog was currently funded by our customers.

Non-GAAP Financial Information
The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

EBITDA and Adjusted EBITDA
We evaluate performance based on EBITDA and Adjusted EBITDA. EBITDA is defined as Net income (loss) attributable to KBR, plus interest expense, net; provision for income taxes; other non-operating income (expense); and depreciation and amortization. Adjusted EBITDA excludes certain amounts included in EBITDA. EBITDA and Adjusted EBITDA for each of the three- and nine-month periods ended September 30, 2022 and 2021 are considered non-GAAP financial measures under SEC rules because EBITDA and Adjusted EBITDA exclude certain amounts included in the calculation of net income (loss) attributable to KBR in accordance with GAAP for such periods. Management believes EBITDA and Adjusted EBITDA afford investors a view of what management considers KBR's core performance for each of the three- and nine-month periods ended September 30, 2022 and 2021 and also affords investors the ability to make a more informed assessment of such core performance for the comparable periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in millions	2022	2021[1]	2022	2021[1]

Net income (loss) attributable to KBR	$74	$57	$97	$(43)
Adjustments
•Interest expense, net	23	20	64	59
•Provision for income taxes	27	20	79	77
•Other non-operating (income) expense	2	1	(3)	2
•Depreciation and amortization	33	38	99	114
Consolidated EBITDA	$159	$136	$336	$209
Adjustments
•Acquisition, integration and restructuring	2	4	5	10
•Non-cash loss on legal entity rationalization	—	1	—	4
•Ichthys commercial resolution	7	17	147	218
•Legacy legal fees	3	4	11	12
•Appreciation in fair value of investments	—	—	(16)	—
•Provisions related to exit from Russian commercial projects	—	—	28	—
Adjusted EBITDA	$171	$162	$511	$453
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1 As adjusted for the adoption of ASU 2020-06 using the full retrospective method

Adjusted EPS
Adjusted earnings per share (Adjusted EPS) for each of the three- and nine-month periods ended September 30, 2022 and 2021 is considered a non-GAAP financial measure under SEC rules because Adjusted EPS excludes certain amounts included in the diluted EPS calculated in accordance with GAAP for such periods. The most directly comparable financial measure calculated in accordance with GAAP is diluted EPS for the same periods. Management believes that Adjusted EPS affords investors a view of what management considers KBR's core earnings performance for each of the three- and nine-month periods ended September 30, 2022 and 2021 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for each of the three- and nine-month periods ended September 30, 2022 and 2021 by adjusting diluted EPS for the items included in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021[1]	2022	2021[1]

Diluted earnings (loss) per share	$0.49	$0.38	$0.65	$(0.30)
Adjustments
•Amortization related to acquisitions	$0.05	$0.07	$0.15	$0.22
•Ichthys interest and commercial dispute costs	$0.05	$0.10	$1.05	$1.60
•Acquisition, integration and restructuring	$0.01	$0.03	$0.02	$0.06
•Impact of new convert accounting and bond hedge	$0.03	$0.03	$0.03	$—
•Legacy legal fees	$0.02	$0.02	$0.06	$0.06
•Provisions related to exit from Russian commercial projects	$—	$—	$0.16	$—
•Appreciation of fair value of investments	$—	$—	$(0.09)	$—
•Non-cash loss on legal entity rationalization	$—	$0.01	$—	$0.02
•Non-cash impact of UK statutory tax rate increase	$—	$—	$—	$0.05
Adjusted EPS[2]	$0.65	$0.64	$2.03	$1.71
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1 As adjusted for the adoption of ASU 2020-06 using the full retrospective method
2 Diluted EPS is calculated using a share count of 156 million for the three- and nine-month periods ended September 30, 2022. Diluted EPS is calculated using a share count of 154 million and 141 million for the three- and nine-month periods ended September 30, 2021. Adjusted EPS is calculated using a share count of 142 million shares outstanding for the three- and nine-month periods ended September 30, 2022. Adjusted EPS is calculated using a share count of 140 million and 141 million shares outstanding for the three- and nine-month periods ended September 30, 2021, respectively.

We have calculated the 2022 guidance for Adjusted EPS by adjusting diluted EPS for the items included in the table below.

	FY 2022 EPS Guidance
Diluted earnings per share guidance:	$1.11	$1.16
Adjustments
•Amortization related to acquisitions	0.19
•Ichthys interest and commercial dispute costs	1.05
•Acquisition, integration and restructuring	0.02
•Impact of new convert accounting and bond hedge[1]	0.06
•Legacy legal fees	0.10
•Provisions related to exit from Russian commercial projects	0.16
•Appreciation of fair value of investments[2]	(0.09)
•Non-cash gain/loss from legal entity rationalization[2]	TBD
Adjusted EPS Guidance[3]	$2.60	$2.65
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1 Conversion option will be calculated and adjusted quarterly based on KBR trading price
2 Adjustment will be based on actual activity in 2022
3 Diluted and Adjusted FY 2022 EPS guidance is calculated using a share count of 156 million and 142 million, respectively

Adjusted Cash Flows Provided by Operating Activities and Adjusted Free Cash Flows
Adjusted operating cash flows and adjusted free cash flows are considered non-GAAP financial measures under SEC rules. Adjusted operating cash flows exclude certain amounts included in the cash flows provided by operating activities calculated in accordance with GAAP. Adjusted free cash flows exclude capital expenditures from adjusted operating cash flows. Deployable free cash flows exclude capital expenditures from adjusted operating cash flows and include certain amounts included in the cash flows provided by investing activities calculated in accordance with GAAP. The most directly comparable financial measure calculated in accordance with GAAP is cash flows provided by operating activities. Management believes that adjusted operating cash flows, adjusted free cash flows and deployable free cash flows afford investors a view of what management considers KBR's core operating cash flow performance and also afford investors the ability to make a more informed assessment of such core operating cash generation performance.

We have calculated adjusted operating cash flows and adjusted free cash flows for each of the three- and nine-month periods ended September 30, 2022 and 2021 by adjusting operating cash flow provided by operating activities for items included in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in millions	2022	2021	2022	2021
Cash flows provided by operating activities	$122	$122	$336	$276
Add back: Major project advance work-off	—	—	—	11
Adjusted operating cash flows	$122	$122	$336	$287
Less: Capital expenditures	(20)	(6)	(39)	(22)
Adjusted free cash flows	$102	$116	$297	$265

Proceeds from sale of assets or investments	—	—	60	—
Receipt of proceeds from subcontractor settlement	—	—	190	—
Deployable free cash flows	$102	$116	$547	$265

Adjusted free cash flow per share[1]	$0.72	$0.83	$2.09	$1.88
Adjusted earnings per share[1]	$0.65	$0.64	$2.03	$1.71
Adjusted free cash conversion	111%	130%	103%	110%
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1 Adjusted free cash flow per share and adjusted EPS are calculated using a share count of 142 million shares outstanding for the three- and nine-month periods ended September 30, 2022 and using a share count of 140 million and 141 million shares outstanding for the three- and nine-month periods ended September 30, 2021, respectively.

We have calculated the 2022 guidance for adjusted operating cash flows by adjusting cash flows provided by operating activities for the items included in the table below.

Dollars in millions	FY 2022 Operating Cash Flow Guidance
Cash flows provided by operating activities guidance	$345	$370
Add: Impact of CARES Act temporary tax repayment	30
Adjusted operating cash flows guidance	$375	$400